Exhibit 21
RED LION HOTELS CORPORATION
List of Subsidiaries of Red Lion Hotels Corporation as of December 31, 2008
A. WHOLLY OWNED SUBSIDIARIES

Name	State of Organization
North River Drive Company	Washington

Red Lion Hotels Holdings, Inc. (1)	Delaware

Red Lion Properties, Inc. (2,3)	Delaware

TicketsWest.com, Inc.	Washington

Red Lion Hotels Franchising, Inc.	Washington

WestCoast Hotel Properties, Inc. (4)	Washington

WHC805, LLC	Washington

Red Lion Anaheim, LLC	Washington

RLH Denver Southeast, LLC	Washington

Red Lion Hotels Management, Inc.	Washington

(1)	Red Lion Hotels Holdings, Inc. wholly owns four special purpose financing Delaware limited liability companies, each of which wholly owns one Delaware limited liability company that owns one hotel property.

(2)	Wholly owned by Red Lion Hotels Holdings, Inc., which is wholly owned by the Company.

(3)	Red Lion Properties, Inc. wholly owns one special purpose financing Delaware limited liability company, which wholly owns one Delaware limited liability company, which owns one hotel property.

(4)	Wholly owned by Red Lion Hotels Franchising, Inc., which is wholly owned by the Company.
B. PARTIALLY OWNED SUBSIDIARIES

Name	State of Organization
Red Lion Hotels Limited Partnership (1,2)	Delaware

(1)	Red Lion Hotels Limited Partnership is 98.59% owned by the Company, and 0.53% owned by North River Drive Company, which is wholly owned by the Company.

(2)	Red Lion Hotels Limited Partnership wholly owns nine special purpose financing Delaware limited liability companies, each of which wholly owns one Delaware limited liability company that owns one hotel property.